Exhibit 23.3

CONSENT OF MILLCREEK MINING GROUP

To:	U.S. Securities and Exchange Commission

Board of Directors of 5E Advanced Materials, Inc.

Re:	Registration Statement on Form S-1 of 5E Advanced Materials, Inc.

Millcreek Mining Group (“Millcreek”), in connection with the Registration Statement on Form S-1 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of 5E Advanced Materials, Inc. (the “Company), consents to:

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the public filing by the Company and use of the technical report titled Initial Assessment Report (the “Initial Assessment”), with an effective date of October 15, 2021, dated February 7, 2022 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Registration Statement;

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the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and any such Initial Assessment; and

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any extracts from or a summary of the Initial Assessment in the Registration Statement and the use of any information derived, summarized, quoted or references from the Initial Assessment, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included in the Registration Statement.

Millcreek is responsible for authoring, and this consent pertains to, the Initial Assessment. Millcreek certifies that it has read the Registration Statement and that it both fairly and accurately represents the information in the Initial Assessment.

Dated: December 12, 2022

By:	/s/ Shubahm Verma
Name:	Shubham Verma, PE
Title:	Project Manager, Millcreek Mining Group